Second Quarter 2008 Earnings Release Conference Call

July 24, 2008

Ron DeFeo -Terex Corporation - Chairman and Chief Executive Officer

Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer, Tom Riordan, the Company’s President and Chief Operating Officer and Laura Kiernan, our Director of Investor Relations. Also participating on the call and available for your questions are Rick Nichols for the Cranes segment; Tim Ford for the Aerial Work Platforms segment; Eric Nielsen for the Materials Processing & Mining segment; Steve Filipov for developing markets; and George Ellis for the Roadbuilding, Utility and Other segment.

To accommodate our audiences in earlier time zones or anyone unable to listen, a replay will be available shortly after the live call and can be accessed until Thursday, July 31, 2008 at 5:00 p.m. EDT. To access the telephone replay, please dial 1-800-642-1687, and for international participants, 1-706-645-9291, and enter conference id #54790569.

At Terex, we are building a better machinery company for customers, team members and investors. Terex had an outstanding second quarter and first half. For perspective, our net income in January through June of 2008 was about $400 million; this is equal to our net income for all of 2006. We have come a long way in the past eighteen months.

We continue to see strength in several of our businesses and believe that the strength in Cranes plus Materials Processing & Mining will offset the obvious slow downs in Construction and Aerial Work Platforms. The Terex portfolio is sufficiently diverse to balance a wide variety of change at any individual segment with offsetting affects in other segments.

During the second quarter of 2008, earnings per share grew about 40% compared with the year ago period, and net income was up 35% for this quarter and 39% for the first half of the year, relative to last year. These are very good numbers; financially the Company is strong.

We expect the back half of this year’s earnings to be about in line with last year. As Phil will explain, this is a more traditional income split between half years. The full year earnings per share outlook represents about a 17% to 22% income growth compared with 2007. We are on track or ahead of the rate required to achieve our 2010 targets.

We are importantly committed to our share repurchase program, recently increased to $1.2 billion through next June. There are reasons for this:

•	We have solid cash flow and a strong belief that this will continue.
•

We have grown our earnings meaningfully over the past several years and believe we can achieve the ‘12 X 12 in 10’ financial goals – that is $12 billion in revenues with a 12% operating margin by 2010.

•	Our balance sheet is very strong.
•	And, the stock price is way down, making this a great time to buy.

We have not lost sight of making investments in our own global support structure, capital expenditure and pursuing acquisitions on an opportunistic basis.

We know our end markets are varied and “choppy”, but the fact that we are rapidly growing in developing countries, and that our Cranes and Mining businesses are also growing nicely with excellent margins, gives us confidence with the outlook.

We are proud of what we have accomplished at Terex over the past several years. Since 2002, the Company has grown revenue from about $3 billion to nearly the $11 billion expected in 2008, and approximately 90% of this growth has been organic. This reflects the operating company profile we are looking for.

Investing in our own businesses remains a priority. We have numerous factory and improvement investments underway, which Tom will explain. Terex has just moved forward in my view one year, and we will be entering our sophomore year in high school, but we are attempting to take some advanced courses.

I will hand it over to Phil and Tom. Then I will add some comments on our outlook before taking your questions.

Phil Widman - Terex Corporation – Chief Financial Officer

Thanks Ron, and good morning. Before I begin, let me remind you that we will discuss expectations of future events and performance of the Company on today’s call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions, and other factors. A fuller description of the factors that affect future expectations is included in the press release and our other public filings. I encourage you to read them.

Our second quarter performance surpassed historical levels in several areas. Net sales were a record for the period at $2.9 billion, up 25% overall and 14% excluding the translation impact of foreign currency exchange rate fluctuations and acquisitions, while our income from operations of $371 million increased 30%. Earnings per share increased to a record level of $2.32 from $1.66 in the prior-year period. Cash provided by operating activities was $134 million in the quarter and a use year to date of $56 million, which is fairly typical given the seasonality of our businesses. Return on invested capital was 27% for the trailing four-quarter period.

The net sales increase in the second quarter of 2008 was driven mainly by the Materials Processing & Mining and Cranes segments, as worldwide infrastructure and commodity needs continue to provide significant demand for our products. Excluding acquisitions and the translation impact of foreign currency exchange rate changes, we had modest net sales growth in our other segments; however, the softening of Western European demand is impacting the Construction and Aerial Work Platforms segments in particular.

Second quarter 2008 income from operations increased to $371 million (an operating margin of 12.6%) compared to $285 million (with an operating margin of 12.1%) in the second quarter of 2007. Volume growth in our more profitable segments, the impact of prior pricing increases and the trend toward higher capacity crane and mining products as well as increased mining parts volume contributed positively to the result. However, we are also experiencing margin challenges, primarily from input cost increases and efficiency challenges. SG&A expenses were comparable to the prior year period at 9.5% of net sales, but up on an absolute basis, representing the impact of acquisitions, the translation effect of foreign currency exchange rate changes, our investment to improve our business processes and build supporting infrastructure for developing market opportunities. You should note that our Cranes and Materials Processing & Mining segments, where we expect sustained strength in global end markets, contributed 61% of the segment operating profit in the period, while we maintained excellent AWP results.

The effective tax rate in the second quarter was 33.1%, compared to 35.6% in the prior year period. The effect of recently reduced statutory rates in several European countries and certain discrete items related to the favorable resolution of statutory audits had a positive effect relative to the prior-year period. We expect the effective tax rate to be somewhat higher for the remainder of the year.

Return on Invested Capital reached 27% for the trailing twelve-month period as we benefited from the excellent trailing profitability, partially offset by recent acquisitions. Our 2008 target, which will have a higher weighting of the increased invested capital related to acquisitions is 23%. The level of working capital to trailing quarter annualized net sales reached 22.1%, compared to 21.5% in the prior-year period. The difference relates to the inclusion of recent acquisitions. Days Sales Outstanding is flat with the prior year period, and accounts receivable aging is reasonably stable in the current credit-challenged environment. Inventory turns are down from the prior year and we are actively adjusting production levels to reflect projected demand. We anticipate ending 2008 at close to 20% of working capital to trailing quarter annualized net sales.

Debt less Cash and Cash equivalents declined slightly from the first quarter 2008 to $766 million, as cash provided by operating activities largely offset our investments in acquisitions, capital expenditures and share repurchases in the quarter. Our net leverage ratio, which I’ll define as Debt less Cash and Cash equivalents, divided by last twelve months EBITDA, is less than .7 times, This low level of leverage and our future prospects provide confidence that we can continue to balance our cash utilization to expand our portfolio through opportunistic acquisitions, invest internally for profitable growth, as well as execute share repurchases.

Our weighted average interest rate for all debt was 6.56% for the quarter compared to 7.4% in the prior- year period.

With regard to backlog levels, we continue to experience significant overall growth, up to $4.2 billion from $3.8 billion in the prior-year period. Backlog represents orders that are deliverable in the next twelve months. The main contributors to the backlog growth are the Cranes and Mining businesses, consistent with the strengthening demand discussed earlier. This quarter we have not included approximately $484 million in potential backlog, related mainly to rough terrain crane products, until we finalize pricing for 2009 deliveries in the third quarter.

Considering our strong year-to-date performance, the challenges and opportunities in some of our end markets, the anticipated input cost pressures and our response to these factors, we are maintaining our full year 2008 guidance with a net sales level of $10.5 to $10.9 billion and earnings per share of $6.85 to $7.15. The pattern implied by this would indicate a more traditional distribution of our earnings throughout the year, with roughly 56% generated in the first half. The full year earnings per share midpoint in our guidance would represent a 20% increase over 2007 levels.

With that I’ll turn it over to Tom.

Tom Riordan – Terex Corporation - President and Chief Operating Officer

Thanks, Phil, and good morning everyone. I will cover our current views of end markets and business conditions as part of reviewing our business segment performance, and then wrap up with a quick overview of some of our key initiatives.

Our Aerial Work Platforms business had a very solid Q2 performance in spite of challenges of choppy markets and inflationary steel pricing. As we discussed earlier this year, we expected to see this business grow moderately in 2008, which it is doing – up 5% from last year Q2. We are happy with the 18.6% operating margin in Q2, against a very tough comparison from Q2 last year. Revenue in the U.S. and Europe were both up compared to a year ago. In fact, we had a record revenue quarter in the U.S.

The AWP market in Europe had noticeably slower order rates during Q2, and we expect this situation to continue for the balance of the year. The U.S. market has remained fairly stable, and our belief is that the order rates will be reduced for the balance of this year.

With a slower order rate expected in the second half of 2008, we are taking appropriate judicious actions to reduce build rates and overhead spending, while keeping inventory in line. Overall, we expect revenue for AWP to be flat to slightly up for the full year 2008 versus 2007 results.

Operating margin for AWP in the second half of 2008 is expected to be reduced based on input costs, primarily steel, and the time lag for product pricing increases to take effect. We have announced a 7.7% average price increase on orders after September 1, 2008 and shipments after December 31, 2008. Overall, we still believe we are well positioned competitively, and are continuing with our previously announced plans for expansion in Europe and China.

Our Construction business has done a very nice job in growing its top line. Eastern Europe, Middle East, Africa, Russia, and other areas continue to be strong as compared to softness that we see in Western Europe and the U.S. Even when you take out acquisitions and the translation impact of foreign currency exchange rate changes, we are up single digit revenue growth year to date versus 2007. Construction operating margin is being compressed due to cost pressures, primarily steel pricing, along with the increase in SG&A spending on initiatives to improve our global competitiveness. We have had reasonable success to date in passing through equipment and parts pricing increases. We are happy that ASV continues to perform as expected, and the integration process is right on track.

Our Cranes business had a truly remarkable quarter, with revenue up over 48% and operating income more than doubling to $126 million. The Cranes segment is now our largest business. While the smaller products are showing some softness in orders, the mid and larger size cranes continue to have a very strong order book globally, and many of the supply chain restraints are significantly improving. Backlog is up to over $2 billion, and continues to climb. We continue to improve our capacity and throughput based on talent and tools from our lean Terex Business System processes. For those of you who were able to attend the Waverly, Iowa rough terrain crane plant open house recently, you saw the results first hand. Similar transformations are underway elsewhere.

The Materials Processing & Mining segment also had a great quarter – revenue up 32% and operating income up 75%. Mining orders continue to accelerate, and we are seeing increased interest in longer term partnership agreements with customers. This reflects the strong end markets we are participating in. Similar to Cranes, our higher end products, such as the larger hydraulic shovels and ultra capacity trucks, are seeing robust demand. Materials Processing is seeing continued strong order rates outside of the U.S. and Western Europe. Backlog for the segment is over $950 million, up 24% from a year ago. We are continuing our plans to increase capacities in both businesses, through lean Terex Business System improvements and footprint expansions.

Our Roadbuilding and Utility Products segment had a solid quarter, with revenues and margins up nicely. The Roadbuilding business remains challenged with tough end markets in the U.S. and solid markets in South America. We expect the U.S. market to remain soft, and we are continuing to stay focused on cost reductions and pricing to offset cost inflation. Utility Products had a very nice quarter, and we expect the underlying trends of gradual revenue and margin improvement to continue.

Moving on to a quick review of some of our key initiatives, we are very happy about the Terex Management System startup in three of our businesses. Phil and I are excited about the enthusiasm and results since the implementations started, not only at the businesses affected, but throughout the rest of Terex. Now that the ERP system is up and running, we are getting plenty of our other businesses looking to move up on the schedule for implementation. Our success was based on a great job by all of the various business and IT teams that made this happen.

Our Terex Business System activities are playing an increasingly important part of how we run our businesses. We have examples around the globe of setting up lines running to takt time to drive throughput, reduce costs, ease the transfer of lines between plants for flexibility, standardize work processes, and so on. All of this makes it easier to ramp up production as needed – or ramp down with less disruption.

As you might guess, our supply management team has been very busy lately. We have grown this group from starting up last June to currently over 50 talented people throughout the U.S., Europe, India, and China working to mitigate the cost inflation that steel and energy prices are causing. While there is a significant impact, we are not seeing overall price increases that some media publications would suggest. Our corporate and business sourcing teams are working very closely together to leverage the size of our total Terex commodity spend pretty effectively, in addition to significant efforts to develop new supply partners in lower cost regions. These actions, along with targeted spending and overhead reductions taking place throughout Terex, give us reasonable confidence in understanding our current cost structure. We are aggressively passing through price increases in all of our businesses, and expect to be successful overall in offsetting these cost increases over the near future.

At this point, I will pass it back to Ron.

Ron DeFeo -Terex Corporation - Chairman and Chief Executive Officer

Thanks Tom. As you can hear, we have challenges but significant opportunities remain in our business. Obviously, things have evolved and the market conditions for us are different today than a few years back. Frankly, I think this performance should be instructive to investors as the diversification of our portfolio is positively illustrated in this challenging economic environment. We are less dependent on the earnings of one segment, though AWP remains a strong and excellent business for us. Incremental margins from Cranes and Material Processing & Mining are expected to make up for shortfalls with Construction and AWP, though the match off won’t be perfect. We believe that over time, our strategy and goals will prove out.

The 2010 goals we set for ourselves look like they are within our reach, remembering we set them when our revenue was only around $7 billion about twenty-four months ago. Stretch goals were set and we continue to stretch. This is not going to stop at Terex, no matter what the economic environment.

We are holding our full year outlook and we are confident about the future. We are not forecasting 2009 at this point but believe that Cranes and MP&M will remain strong and that we will see AWP have a steady year. Construction will stay on course to improve in a challenging Western Europe environment. Plus Roadbuilding and Utility improvements will continue. We feel still that the best is yet to come.